Exhibit 21 - List of Subsidiaries


                          International Wireless, Inc.
                              List of Subsidiaries


Name of Subsidiary                               State of Incorporation
------------------                               ----------------------

1. Mitigo Inc. Delaware

2. International Wireless, Inc. Delaware